September 17, 2012

VIA ELECTRONIC TRANSMISSION

Genspera, Inc.

2511 N. Loop 1604, Suite 204

San Antonio, TX 78258

Re:	Genspera, Inc., Form S-1 Registration Statement (File No. 333-180893)

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Genspera, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission.

The Registration Statement pertains to an underwritten offering (the “Offering”) and relates to the issuance and sale by the Company of up to 4,092,525 units (including up to 533,807 units that may be sold pursuant to the exercise of an over-allotment option) (the “Units”), with each Unit consisting of two (2) shares of common stock (each, a “Share”), par value $0.0001 per share, of the Company (“Common Stock”) and one warrant to purchase one (1) share of Common Stock (the “Warrants”).  The Registration Statement also covers shares of Common Stock issuable from time to time upon exercise of the Warrants (collectively, the “Warrant Shares”).

We understand that the Units are to be sold, as described in the Registration Statement.  We further understand that the Common Stock and Warrants are immediately separable and will be issued separately, but will be purchased together in this offering.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	the issuance and sale of the Units and the Shares included therein have been duly authorized and, when issued and sold in the manner described in the Registration Statement, the Units and the Shares included therein will be validly issued, fully paid and non-assessable; and

2.	the issuance and sale of the Warrants included in the Units have been duly authorized and, when issued and sold in the manner described in the Registration Statement, the Warrants will be validly issued and will constitute the valid and binding obligations of the Company in accordance with the terms thereof; and the Warrant Shares have been duly authorized and, when issued in the manner described in the Registration Statement and in accordance with the terms and conditions of the Warrants (including the due payment of any exercise price therefor specified in the Warrants), the Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Sichenzia Ross Friedman Ference LLP

Sichenzia Ross Friedman Ference LLP

61 Broadway    New York, New York  10006  212-930-9700  212-930-9725 Fax

www.srff.com